Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Purchases Certain Assets of SmartSales Inc.

Acquisition Extends DataMirror’s Presence in the CRM Community

TORONTO, CANADA - December 20, 2002 - DataMirror Corporation (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced that it intends to acquire certain assets of SmartSales Inc. (“SmartSales”) from the trustee in bankruptcy of the estate of SmartSales. DataMirror expects to market its family of real-time data integration and resiliency tools to SmartSales’ existing CRM software customers.

SmartSales’ OutSmart CRM software is an effective Sales Force Automation and Pipeline Management tool that is simple to install, intuitive to use and quick to yield results.  The solution works within Microsoft® Outlook®, eliminating the steep learning curve associated with new technologies and delivering an ease of use that results in a high rate of user acceptance and requires minimal support resources.

SmartSales has over 100 customers who represent immediate potential new market opportunities for DataMirror software.  SmartSales customers include The Royal Bank, Rogers, AT&T, Fujitsu and Qunara.

Terms of the Transaction

Under the terms of the accepted purchase offer, DataMirror will acquire certain assets of SmartSales in a cash transaction and will account for the acquisition under the purchase method.  The assets being acquired consist of computer equipment, office furniture, customer lists, accounts receivable, and software and related technology and intellectual property.  DataMirror will not be assuming any liabilities or obligations of SmartSales pursuant to the transaction.  DataMirror expects the purchase to be of benefit to it, but does not expect the transaction to have a material impact on its financial results or on its business and affairs.  The transaction is subject to certain conditions including court approval under the Bankruptcy and Insolvency Act (Canada) and is expected to close in early January.  The expected date of closing may be less than 21 days from the date of this press release in order to allow the bankruptcy trustee to minimize the cost of winding up the estate of SmartSales.

Related Party Disclosure

The President, CEO and Chairman of DataMirror, Mr. Nigel Stokes, is a former director and Chairman of SmartSales and he holds approximately 20% of the common shares of SmartSales.  Based on the known liabilities of SmartSales and the amount of the purchase price, DataMirror does not expect that Mr. Stokes will receive any of the proceeds of the sale from the Trustee as a result of his shareholding in SmartSales.   The former directors of SmartSales including Mr. Stokes may benefit indirectly from the transaction because the Trustee’s use of the proceeds of the sale may reduce certain potential liabilities of the former directors with respect to unpaid taxes.   At the request of Mr. Stokes the nature and extent of his interest has been recorded in the minutes of the proceedings of the directors of DataMirror.  The terms of the offer and this press release have been reviewed and approved unanimously by the board of directors of DataMirror.  The board of directors is of the view that the assets to be acquired and the immediate potential for collecting accounts receivable and generating revenue will benefit DataMirror.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency software, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2002 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.